EXHIBIT 10 (j)

THIRD AMENDMENT TO THE FRISCH’S

EXECUTIVE SAVINGS PLAN

WHEREAS, Frisch’s Restaurants, Inc. (“Employer”) adopted the Frisch’s Executive Savings Plan (“Plan”) effective as of November 5, 1993; and

WHEREAS, pursuant to the terms of Article VIII of the Plan, the Employer has the right to amend or terminate the Plan at any time; and

WHEREAS, the Employer previously amended the Plan to adopt a prototype plan sponsored by Fidelity Management Trust Company to govern all Participant-directed investments other than investments in common stock of the Employer; and

WHEREAS, the Employer wishes to further amend the Plan to change the Plan Year and to make changes required by the Internal Revenue Code;

NOW THEREFORE, effective as of January 1, 2005, except as noted below, the Employer hereby modifies and amends the Plan as follows:

1. Section 2.15 of the Plan is deleted in its entirety and replaced with the following:

“Plan Year means the calendar year.”

2. Section 3.3 shall be amended effective March 15, 2005 pursuant to Section 409A of the Internal Revenue Code solely for the 2005 Plan Year to permit Participants to file elections to defer Compensation with the Committee on or before March 15, 2005 to apply to Compensation earned after March 15, 2005 but on or before December 31, 2005.

3. In all other respects the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed this 7th day of June 2005.

FRISCH’S RESTAURANTS, INC.

By:	/s/ DONALD H. WALKER
Vice president and Chief Financial Officer